Exhibit 4.1
AMENDMENT NO. 2 TO SERIES 2008-CP-1 SUPPLEMENT
     This Amendment No. 2 to Series 2008-CP-1 Supplement (this “Amendment”) is entered into as of February 12, 2009 by and between Textron Financial Floorplan Master Note Trust (the “Issuer”) and The Bank of New York Mellon (f/k/a The Bank of New York), as Indenture Trustee (as indenture trustee and not in its individual capacity, the “Indenture Trustee”).
RECITALS
     A. The Issuer and the Indenture Trustee are parties to that certain Amended and Restated Indenture dated as of May 26, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”).
     B. The Issuer, Textron Financial Corporation, as Servicer, and the Indenture Trustee are parties to that certain Series 2008-CP-1 Supplement, dated as of March 20, 2008, to the Indenture (as amended, restated, supplemented or otherwise modified from time to time, the “Series Supplement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Series Supplement or the Agreement (as defined in the Series Supplement).
     C. The Issuer and the Indenture Trustee desire to amend the Series Supplement on the terms and conditions set forth below.
     Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
     1. Amendment to Series Supplement. Pursuant to Section 9.1(b) of the Indenture, the Series Supplement is hereby amended as follows:
     (a) The definition of “Partial Amortization Period” contained in Section 1.01 of the Series Supplement is hereby deleted in its entirety, and the following substituted therefor:
“Partial Amortization Period” means (i) a period after the date on which a Group Purchase Limit Excess exists and ending on the earlier of (a) the earliest date on which no Group Purchase Limit Excess exists or (b) the commencement of the Scheduled Amortization Period or the Early Amortization Period or (ii) a period after the date on which a Required Distribution Event occurs and ending on the earlier of (a) the earliest date on which the Series 2008-1 Required Distribution Amount has been paid to the Class A Noteholders or (b) the commencement of the Scheduled Amortization Period or the Early Amortization Period.
     (b) The definition of “Required Reserve Account Percentage” contained in Section 1.01 of the Series Supplement is hereby deleted in its entirety, and the following substituted therefor:
“Required Reserve Account Percentage” means (a) 1.0% so long as an Enhancement Trigger Period has not occurred and (b) if an Enhancement Trigger

Event has occurred, the Required Reserve Account Percentage shall be the aggregate of (i) 1.75%, if an Enhancement Trigger Event under clause (a)(i) of the definition thereof has occurred, plus (ii) 1.00%, if an Enhancement Trigger Event under clause (a)(ii) of the definition thereof has occurred, plus (iii) 1.00% if an Enhancement Trigger Event under clause (b) of the definition thereof has occurred.
     (c) Section 1.01 of the Series Supplement is hereby amended to add the following definitions in appropriate alphabetical order therein:
“Required Distribution Event” means an event pursuant to which any portion of the Receivables owing by certain Dealers are refinanced and paid off in a transaction arranged by or on behalf of Textron Financial Corporation or any of its affiliates.
“Required Distribution Amount” means an amount corresponding to the funds deposited in the Excess Funding Account which represent Principal Collections or Non-Principal Collections (excluding, in the case of Non-Principal Collections, periodic interest paid through the date of disposition) received in connection with a Required Distribution Event (and not otherwise required to be allocated and distributed to any Series of Investor Interests in accordance with the Agreement and any Series Supplement), which amount includes such Collections that would, in the absence of the distribution described herein, otherwise be available to be paid to the Residual Interestholder pursuant to Section 4.3 or Section 4.4 of the Agreement.
“Series 2008-1 Required Distribution Amount” means, at any date of determination, an amount (which shall constitute Available Non-Principal Collections or Available Principal Collections hereunder, as applicable) equal to the product of (i) the Required Distribution Amount and (ii) a fraction, the numerator of which is the Class A Note Principal Balance as of such date and the denominator of which is the sum of the Class A Note Principal Balance and the outstanding principal balance of the Class A notes issued in respect of Series 2008-CP-2 as of such date.
     (d) Section 4.03 of the Series Supplement is hereby deleted in its entirety, and the following substituted therefor:
Determination of Monthly Principal. Beginning with the Payment Date in the month following the month in which a Partial Amortization Period, the Scheduled Amortization Period or the Early Amortization Period begins, the amount of principal with respect to Series 2008-CP-1 on each Payment Date (the “Monthly Principal”) shall be equal to (a) in the case of a Partial Amortization Period the lesser of (i) the Available Investor Principal Collections on deposit in the Collection Account with respect to such Payment Date and (ii) an amount equal to, (x) if such Partial Amortization Period arises under clause (i) of the definition thereof, the aggregate Group Purchase Limit Excess that exists prior to any deposit into the Collection Account on such Payment Date and (y) if such Partial Amortization Period arises under clause (ii) of the definition thereof, the Series

2008-1 Required Distribution Amount and (b) in the case of a Scheduled Amortization Period or an Early Amortization Period, the least of (i) the Outstanding Amount of the Series 2008-CP-1 Notes on such Payment Date (minus, during the Scheduled Amortization Period, any amount already in the Principal Account on such Payment Date); and (ii) the Invested Amount (after taking into account any adjustments to be made to the Invested Amount on such Payment Date pursuant to Section 4.07). Subject to Section 4.2(b) of the Agreement, during the Scheduled Amortization Period and the Early Amortization Period, Investor Principal Collections shall be deposited into the Collection Account on a daily basis in accordance with and subject to the provisions of Section 4.2 of the Agreement and the Scheduled Amortization Period shall be treated as a Controlled Accumulation Period for purposes of Section 4.2(c)(ii)(b) of the Agreement.
     (e) Sections 4.05(a)(iv)-(ix) of the Series Supplement are hereby deleted in its entirety, and the following substituted therefor:
(iv) fourth, an amount equal to the Investor Defaulted Amount and the Investor Dilution Amount, if any, for such Payment Date shall be treated as a portion of Available Investor Principal Collections for such day and, during a Partial Amortization Period arising under clause (i) of the definition thereof, the Scheduled Amortization Period or the Early Amortization Period, shall be deposited into the Principal Account;
(v) fifth, an amount equal to the aggregate amount of Investor Charge-Offs that have not been previously reimbursed as provided in Section 4.07 and this Section 4.05(a)(v) shall be treated as Available Investor Principal Collections with respect to such day and shall increase the Invested Amount and, during a Partial Amortization Period arising under clause (i) of the definition thereof, the Scheduled Amortization Period or the Early Amortization Period, shall be deposited into the Principal Account;
(vi) sixth, an amount, if any, equal to the amount required to be deposited in the Reserve Account pursuant to Section 4.12 shall be deposited into the Reserve Account during the Revolving Period and the Scheduled Amortization Period;
(vii) seventh, if none of a Partial Amortization Period, the Scheduled Amortization Period or the Early Amortization Period has occurred and is continuing, the balance, if any, will constitute a portion of Excess Non-Principal Collections for such Payment Date and will be applied in accordance with Section 4.3 of the Agreement;
(viii) eighth, during a Partial Amortization Period, the balance, if any, shall be (A) if such Partial Amortization Period arises under clause (i) of the definition thereof, used to make principal payments to the Class A Notes (with application of such amount being made pro rata among the Class A Noteholders based upon each of their respective Group Purchase Limit Excess, if any, rather than based upon the Outstanding Amount of the Class A Notes) until no Group Purchase Limit Excess shall exist and (B) if such Partial Amortization Period arises under clause (ii) of the definition thereof, used to make principal payments to the Class A Notes in an amount equal to the lesser of (1) the Class A Note Principal Balance or (2) the amount of the Series 2008-1 Required Distribution Amount constituting Available Non-Principal Collections, and, so long as no Scheduled Amortization Period or Early Amortization Period shall have occurred and be continuing, the remaining amount, if any, will constitute a portion of Excess Non-Principal Collections for such Payment Date and will be applied in accordance with Section 4.3 of the Agreement; and
(ix) ninth, during the Scheduled Amortization Period or the Early Amortization Period, the remaining balance, if any, will be used to make principal payments first, to the Class A Notes until the Class A Note Principal Balance is paid in full and, second, to the Class B Notes until the Class B Note Principal Balance is paid in full.
     (f) Section 4.05(c)(i) of the Series Supplement is hereby deleted in its entirety, and the following substituted therefor:
(i) during a Partial Amortization Period, (i) if such Partial Amortization Period arises under clause (i) of the definition thereof, first, until no Group Purchase Limit Excess exists (with application of such amount being made pro rata among the Class A Noteholders based upon each of their respective Group Purchase Limit Excess, if any, rather than based upon the Outstanding Amount of the Class A Notes); and second, until the Outstanding Amount of the Class B Notes has been reduced to the extent necessary to reduce the Subordinated Interest Percentage to the Required Subordination Percentage (but not less than the Required Subordination Percentage) and (ii) if such Partial Amortization Period arises under clause (ii) of the definition thereof, to the Class A Noteholders, in reduction of the Class A Note Principal Balance;
     2. References to Series Supplement. Upon the effectiveness of this Amendment, each reference in the Series Supplement to “this Series Supplement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Series Supplement as amended hereby, and each reference to the Series Supplement in any other document, instrument or agreement executed and/or delivered in connection with the Series Supplement shall mean and be a reference to the Series Supplement as amended hereby.
     3. Confirmation of Series Supplement. Except as herein expressly amended, the Series Supplement is hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.
     4. Effectiveness. This Amendment shall become effective as of the date hereof upon execution and delivery hereof by the Issuer and the Indenture Trustee and the following:
     (a) receipt by the Issuer and the Indenture Trustee of the consent to this Amendment from the Control Investors;
     (b) receipt by the Indenture Trustee of (i) an Issuer Order directing the Indenture Trustee to execute and deliver this Amendment and (ii) an Officer’s Certificate and an Opinion of Counsel stating that this Amendment does not adversely affect in any material respect the interests of any Investor Interestholder; and
     (c) the Seller shall have made a deposit into the Reserve Account in an amount sufficient to cause the amount on deposit therein to equal the Required Reserve Account Amount.
     5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     6. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party to the Series Supplement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
     7. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     8. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     9. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     10. Limitation of Liability of Owner Trustee. This Amendment has been executed by U.S. Bank Trust National Association, not in its individual capacity, but solely in its capacity as Owner Trustee of the Issuer, and in no event shall U.S. Bank Trust National Association in it is individual capacity have any liability for the agreements or obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer. For all purposes of this Amendment, in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

TEXTRON FINANCIAL FLOORPLAN
MASTER NOTE TRUST, as Issuer

By:	U.S. Bank Trust National Association, not
in its individual capacity, but solely as
Owner Trustee on behalf of the Trust

By:	/s/ Jack Ellerin Name: Jack Ellerin
Title: Vice President

THE BANK OF NEW YORK MELLON (f/k/a
The Bank of New York), not in its individual
capacity but solely as Indenture Trustee

By:	/s/ Jacqueline Kuhn

Name: Jacqueline Kuhn
Title: Assistant Treasurer
Amendment No. 2 to Series 2008-CP-1 Supplement

Acknowledged and Consented to this
12th day of February, 2009:

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH, as the Managing
Agent of the BTMU Ownership Group, as the
Class A Noteholder

By:	/s/ Aditya Reddy Name: Aditya Reddy
Title: Vice President and Manager
Amendment No. 2 to Series 2008-CP-1 Supplement